UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant		☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COLOMBIA GOLDFIELDS LTD.
(Name of Registrant as Specified In Its Charter)
_________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEDORO RESOURCES LTD.

NEWS RELEASE

Colombia Goldfields Files Proxy Statement in
Connection with Proposed Acquisition by Medoro

TORONTO, Friday, October 2, 2009 – Medoro Resources Ltd. (TSX-V: MRS) announced today that Colombia Goldfields Ltd. has filed its definitive proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission in connection with the special meeting of securityholders of Colombia Goldfields to be held on October 23, 2009, at which meeting stockholders, warrantholders and optionholders will be asked to approve the acquisition by Medoro of all of the outstanding shares of common stock of Colombia Goldfields. Medoro has previously agreed with Colombia Goldfields to acquire all of its issued shares. Under the terms of the agreement, Colombia Goldfields stockholders will receive 0.336 of a Medoro common share plus 0.0108 of a Medoro share purchase warrant for each Colombia Goldfields share of common stock. Each full warrant will be exercisable into one Medoro common share at a subscription price of Cdn$0.50 per Medoro common share for a term of two years.

The definitive proxy statement, along with other materials in connection with the special meeting, was mailed to the securityholders of Colombia Goldfields today.

Medoro also announced that the Supreme Court of Yukon has issued an interim order relating to the arrangement under Section 195 of the Business Corporations Act (Yukon) to effect the proposed acquisition. Assuming that securityholders of Colombia Goldfields approve the arrangement, it is anticipated that an application will be made to the Supreme Court of Yukon for a final order in respect of the arrangement shortly after the securityholder meeting occurs.

Assuming securityholder, TSX Venture Exchange and court approval and that the conditions to the completion of the arrangement are satisfied or waived, it is anticipated that the proposed Colombia Goldfields acquisition will close by the end of October 2009.

A copy of Colombia Goldfields' definitive proxy statement in connection with the proposed acquisition has been filed under Colombia Goldfields' profile on EDGAR and is available, along with other filings containing information about Colombia Goldfields, at www.sec.gov. A copy of the arrangement agreement in connection with the proposed acquisition has been filed under Medoro's profile on SEDAR and is available at www.sedar.com. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Colombia Goldfields or Medoro.

About Medoro Resources Ltd.

Medoro Resources Ltd. is a gold exploration and development company focused on acquiring properties of merit for potential joint ventures with senior producers. The company recently announced the execution of: (i) an arrangement agreement to acquire the shares of Colombia Goldfields Ltd., and (ii) and a letter of intent to acquire the securities of Colombia Gold plc, each of which has properties located in the Marmato District of Colombia. Medoro also holds a 100% interest in the Lo Increible 4A and 4B concessions in Venezuela and interests in four gold exploration areas in the Republic of Mali. Additional information on Medoro Resources Ltd. can be found by visiting the company's website at www.medororesources.com.

SUITE 1400, 220 BAY STREET, TORONTO, ONTARIO M5J 2W4
Telephone: (416) 603-4653 Fax: (416) 360-7783

MEDORO RESOURCES LTD.

FOR FURTHER INFORMATION
Peter Volk, General Counsel & Secretary
(416) 603-4653

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities for sale into the United States or Canada. No offering of securities shall be made in the United States or Canada except pursuant to registration under the US Securities Act of 1933, as amended, or an exemption therefrom.

This press release contains forward-looking statements based on assumptions, uncertainties and management's best estimates of future events. Actual results may differ materially from those currently anticipated. Investors are cautioned that such forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements are detailed from time to time in the company's periodic reports filed with the British Columbia Securities Commission and other regulatory authorities. The company has no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

SUITE 1400, 220 BAY STREET, TORONTO, ONTARIO M5J 2W4
Telephone: (416) 603-4653 Fax: (416) 360-7783